Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2006, relating to the consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows, for the period ended December 31, 2005, of Middlesex Water Company, appearing in the Annual Report on Form 10-K of Middlesex Water Company for the year ended December 31, 2007 and to the reference to us under the heading “Experts and Miscellaneous” in the Reoffer Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

December 18, 2008